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                                                            Exhibit 8(a)

                           THOMPSON, HINE AND FLORY
                               ATTORNEYS AT LAW
                       1100 National City Bank Building
                              629 Euclid Avenue
                          Cleveland, Ohio 44114-3070


                               November 1, 1994




KeyCorp
127 Public Square
Cleveland, Ohio  44114

Gentlemen:

                          This letter is in response to your request for our
opinion with respect to certain Federal income tax consequences of the proposed merger of First Citizens Bankcorp of Indiana ("First Citizens") with and into KeyCorp ("KeyCorp") (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of June 30, 1994, by and between First Citizens and KeyCorp (the "Agreement"). Unless otherwise specified, the terms used herein are defined in the Prospectus/Proxy Statement of KeyCorp and First Citizens. This opinion is effective as of the Effective Time of the Merger.

                          In connection with the proposed Merger, you have
informed us of the following:

                          (a) First Citizens will merge with KeyCorp, which will be the surviving corporation, in compliance with the laws of the States of Ohio and Indiana;

                          (b) Pursuant to the Merger, all of the assets of First Citizens will be transferred to KeyCorp and KeyCorp will assume all of First Citizens' liabilities;

                          (c) At the Effective Time, each outstanding share of First Citizens Common Stock will be converted into a right to receive a number of shares of KeyCorp

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         Common Stock determined pursuant to a formula set forth in the
         Agreement;

                          (d) At the Effective Time, each holder of First Citizens Common Stock who otherwise would have been entitled to a fraction of a KeyCorp Common Stock will receive in lieu thereof a right to receive cash equal to such fraction multiplied by the average of the high and low sales prices of the KeyCorp Common Stock as reported on New York Stock Exchange on the trading day immediately preceding the Effective Time;

                          (e) As soon as practicable at or after the Effective Time, the exchange agent will distribute KeyCorp Common Stock and cash in lieu of fraction shares to holders of First Citizens Common Stock.

                          (f) KeyCorp will continue to conduct the historic business of First Citizens or use a significant portion of First Citizens' historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

         This opinion is expressly contingent upon satisfaction of the continuity of interest requirement of the Treasury Regulations Section 1.368-1(b) ("Treasury Regulations"). The management of First Citizens has advised us that there is no plan or intention by stockholders of First Citizens who own 5 percent or more of its stock and to the best of their knowledge there is no plan or intention on the part of the remaining First Citizens stockholders, in each case, to sell, exchange or otherwise dispose of KeyCorp Common Stock received in the Merger that would result in failure to satisfy the continuity of interest requirement as prescribed in the Treasury Regulations and the Internal Revenue Service guidelines as set forth in Revenue Procedure 77-37, as modified to the date hereof.


         In connection herewith, we have examined the Agreement, the Registration Statement on Form S-4 filed by KeyCorp with

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the Securities and Exchange Commission (which contains a Prospectus/Proxy
Statement) and such other information as we have deemed relevant.
As to questions of fact material to the opinions herein, we have relied upon representations of KeyCorp and First Citizens set forth in letters dated November 1, 1994 certified by their respective officers. On the basis of the foregoing and subject to the conditions, qualifications and limitations set forth herein, we are of the opinion that for Federal income tax purposes:

                          (a)  The Merger will constitute a
         reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code 1986, as amended (the "Code"), and KeyCorp and First Citizens will each be a party to the reorganization;

                          (b) KeyCorp will recognize no income, gain or loss as a result of the Merger.

                          (c)  No income, gain or loss will be
         recognized by a shareholder of KeyCorp as a result of the Merger.

                          This opinion does not relate to or purport to cover
any matters other than the ones expressly stated herein. The opinion expressed herein is limited to the consequences of the Merger under current federal income tax law as described herein and as of the date of this opinion letter. No opinion is expressed with respect to state, local or other tax laws, nor with respect to the treatment of shares received as a result of the exercise of employee stock options. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions, or otherwise.

                           We hereby consent to the reference to use




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under the caption "Certain Federal Income Tax Consequences" in the Prospectus/Proxy Statement forming a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.
                                                   Very truly yours,

                                                   /s/ Thompson, Hine and Flory